UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 2, 2006

AVISTA CORPORATION

(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 509-489-0500

Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01	Other Events.

Class Action Securities Litigation

On June 2, 2006, the United States District Court for the Eastern District of Washington (the U.S. District Court) entered an order denying Avista Corporation’s (Avista Corp. or the Company) motion to dismiss an amended securities fraud class action complaint pending against the Company. The Company had filed the motion to dismiss on January 6, 2006, asserting deficiencies in the amended complaint, including that the plaintiffs failed to adequately allege loss causation. The amended complaint was filed on November 10, 2005 in the U.S. District Court against Avista Corp., Thomas M. Matthews, the former Chairman of the Board, President and Chief Executive Officer of Avista Corp., Gary G. Ely, the current Chairman of the Board and Chief Executive Officer of Avista Corp., and Jon E. Eliassen, the former Senior Vice President and Chief Financial Officer of Avista Corp. The U.S. District Court’s order denying the Company’s motion to dismiss is not a decision on the merits of the lawsuit and the matter will proceed in the normal course of litigation. For further information, refer to the Company’s Quarterly Report of Form 10-Q for the quarter ended March 31, 2006.

Washington Energy Recovery Mechanism

On June 7, 2006, Avista Corp., the staff of the Washington Utilities and Transportation Commission (WUTC), the Industrial Customers of Northwest Utilities and the office of Public Counsel Section of the Washington Attorney General’s Office, representing all parties in the case, reached a settlement agreement that, if approved by the WUTC, would provide for the continuation of Avista Corp.’s energy recovery mechanism (ERM) with certain agreed-upon modifications. The proposed changes to the ERM would become effective as of January 1, 2006. The settling parties have agreed to review the ERM after five years. The parties’ recommendation to approve the settlement is not binding on the WUTC.

The ERM is an accounting method to track certain differences between actual power supply costs and the amount included in base retail rates for Washington customers. These differences primarily result from changes in purchased power and fuel costs, as well as variations in the level of hydroelectric generation and retail loads. The initial amount of power supply costs in excess or below the level in retail rates, which the Company either incurs the cost of, or receives the benefit from, is referred to as the “deadband.” The annual “deadband” amount has been $9 million since the implementation of the ERM on July 1, 2002, and Avista Corp. has expensed the entire “deadband” each year through 2005 because its power supply costs have exceeded the amount included in base retail rates by more than $9 million. Under the ERM, 90 percent of annual power supply costs exceeding or below the $9 million “deadband” are deferred for future surcharge or rebate to the Company’s customers. The remaining 10 percent of the power supply cost variance is an expense of, or benefit to, the Company without affecting current or future customer rates.

Under this settlement, Avista Corp.’s annual “deadband” would be reduced from $9 million to $4 million and the Company would incur the cost of, or receive the benefit from, 100 percent of this initial power supply cost variance. Annual power supply costs variances between $4 million and $10 million would be shared between the Company and customers on a 50/50 basis. As such, 50 percent of the annual power supply cost variance in this range would be deferred for future surcharge or rebate to the Company’s customers and the remaining 50 percent would be an expense of, or benefit to, the Company. Once annual power supply costs vary from the amount included in base rates by more than $10 million, 90 percent of those costs would be deferred for future surcharge or rebate. The remaining 10 percent of the variance above $10 million would be an expense of, or benefit to, the Company without affecting current or future customer rates. Other modifications agreed upon would address issues such as long-term power contracts, power generating plant outages and transmission. The following table summarizes the current and proposed ERM (per the settlement):

Annual Power Supply Cost Variability	Deferred for Future Surcharge or Rebate to Customers	Expense or Benefit to the Company
Current ERM:
+/- $0 - $9 million	0%	100%
+/- excess over $9 million	90%	10%
Proposed ERM (per the settlement):
+/- $0 - $4 million	0%	100%
+/- between $4 million - $10 million	50%	50%
+/- excess over $10 million	90%	10%

During the first quarter of 2006, actual power supply costs were $5.2 million less than the amount included in base retail rates, and the Company recognized this benefit under the $9 million ERM “deadband.” If the ERM is modified as provided for in the settlement, the Company would reverse 50 percent of the benefit in excess of $4 million, which would result in a pre-tax reduction to net income of $0.6 million and a corresponding decrease to deferred power costs. The remaining $4.6 million (representing the $4 million “deadband” and 50 percent of the variance between $4 million and $10 million) would remain a benefit to the Company. It is important to note that the power supply cost variance is ultimately calculated on an annual basis and can change significantly during interim periods of the year.

The Company believes the settlement would balance the interests of the Company and its customers, while reducing the volatility in the Company’s earnings that has been caused by variations in prices for fuel and purchased power, as well as the availability of hydroelectric generation.

Under the ERM, Avista Corp. will continue to make an annual filing to provide the opportunity for the WUTC and other interested parties to review the prudence of and audit the ERM deferred power cost transactions for the prior calendar year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION (Registrant)

Date: June 8, 2006	/s/ Malyn K. Malquist
Malyn K. Malquist Executive Vice President and Chief Financial Officer